EXHIBIT A

JOINT FILING AGREEMENT
May 4, 2026
In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of FiEE, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.

ELEMENTS CORPORATE SERVICES LIMITED

/s/ Wong Man Ching
Name:	Wong Man Ching
Title:	Sole Director

/s/ Wong Man Ching
Wong Man Ching